As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLAMIS GOLD LTD.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

5190 Neil Road, Suite 310
Reno, Nevada 89502
(Address of principal executive offices, including zip code)

GLAMIS GOLD LTD. AMENDED INCENTIVE SHARE PURCHASE OPTION PLAN
GLAMIS GOLD LTD. EQUITY INCENTIVE PLAN
(Full title of the plans)

CHARLES A. JEANNES
Senior Vice-President, Administration, General Counsel and Secretary
5190 Neil Road, Suite 310
Reno, Nevada 89502
(775) 827-4600
(Name, address and telephone number, including area code, of agent for service)

Copy to:

G. BARRY FINLAYSON
LANG MICHENER LLP
1500-1055 West Georgia Street
P.O. Box 11117
Vancouver, British Columbia, V6E 4N7

CALCULATION OF REGISTRATION FEE

		Proposed Maximum			Proposed Maximum			Amount of
	Amount to Be	Offering Price			Aggregate Offering			Registration
Title of Each Class of Securities to Be Registered	Registered (1)	Per Share			Price			Fee

Common Shares without par value to be issued pursuant to the Amended Incentive Share Purchase Option Plan	3,500,000	U.S.$	17.82	(2)	U.S.$	62,370,000	(2)	U.S.$	7,902.28	(2)

Common Shares without par value to be issued pursuant to the Equity Incentive Plan	1,000,000	U.S.$	17.82	(2)	U.S.$	17,820,000	(2)	U.S.$	2,257.79	(2)

(1)	This Registration Statement shall also cover any additional shares of the Registrant that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s Amended Incentive Share Purchase Option Plan or Equity Incentive Plan as the result of any future stock split, stock dividend, or recapitalization or similar adjustment of the Registrant’s outstanding common shares without par value (“Shares”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed offering price and calculation of the registration fee is based on a share price of U.S.$17.82, which was the average of the high and low trade prices for the Registrant’s Shares on June 25, 2004 as reported on the New York Stock Exchange, Inc.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E to Form S-8, this Registration Statement is for the registration of 4,500,000 additional Shares of the Registrant. 3,500,000 of these Shares are reserved for issuance under the Registrants’ Amended Incentive Share Purchase Option Plan (the “Option Plan”) and 1,000,000 of these Shares are reserved for issuance under the Registrant’s Equity Incentive Plan. Certain portions of the original Registration Statement on Form S-8 filed in connection with the Option Plan on January 31, 1996 (No. 333-00936) and the subsequently filed Registration Statements on Form S-8 to register additional Shares under the Option Plan on June 21, 2000 (No. 333-39776) and May 24, 2002 (No. 333-88986) (together, the “Prior Statements” and individually, each is a “Prior Statement”), are incorporated by reference as set forth below.

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

1. The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2003, filed on March 17, 2004.

2. All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003.

3. The description of the Registrant’s Shares contained in its Registration Statement on Form 8-A, dated December 23, 1992, filed pursuant to the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The contents of Item 6 of the Prior Statement filed with the Commission on January 31, 1996 are herein incorporated by reference.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Lang Michener LLP regarding legality of the Common Shares being registered
23.1	Consent of KPMG LLP, Chartered Accountants
23.2	Consent of Lang Michener LLP (included in opinion filed as Exhibit 5.1)
23.3	Consent of Mine Reserves Associates, Inc., Professional Engineers
23.4	Consent of Mine Development Associates, Inc., Professional Engineers
23.5	Consent of James S. Voorhees, Professional Engineer
24.1	Power of Attorney (see signature page)

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 28th day of June, 2004.

GLAMIS GOLD LTD.

/s/ C. Kevin McArthur
By:	C. Kevin McArthur President, Chief Executive Officer and Director

Each person whose individual signature appears below hereby authorizes C. Kevin McArthur and Cheryl S. Maher, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 28th day of June, 2004.

Signature	Title

/s/ C. Kevin McArthur C. Kevin McArthur	President, Chief Executive Officer, Director and Authorized Representative in the United States (Principal Executive Officer)

/s/ Cheryl S. Maher Cheryl S. Maher	Vice President Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ A. Dan Rovig A. Dan Rovig	Chairman of the Board and Director

/s/ Ian S. Davidson Ian S. Davidson	Director

/s/ Jean Depatie Jean Depatie	Director

/s/ Kenneth F. Williamson Kenneth F. Williamson	Director

/s/ Randy Reifel Randy Reifel	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Lang Michener LLP regarding legality of the Common Shares being registered
23.1	Consent of KPMG LLP, Chartered Accountants
23.2	Consent of Lang Michener LLP (included in opinion filed as Exhibit 5.1)
23.3	Consent of Mine Reserves Associates, Inc., Professional Engineers
23.4	Consent of Mine Development Associates, Inc., Professional Engineers
23.5	Consent of James S. Voorhees, Professional Engineer
24.1	Power of Attorney (see signature page)